Exhibit 99.2

Ensysce Biosciences to Host Virtual Investor Day on July 27, 2021

SAN DIEGO, July 21, 2021 — Ensysce Biosciences, Inc. (“Ensysce” or the “Company”) (NASDAQ: ENSC, OTC: ENSCW), a clinical stage biotech company with proprietary technology platforms to reduce the economic and social burden of prescription drug abuse and overdose, today announced that it will host a virtual investor day on Tuesday, July 27, 2021 from 11:00am to 12:00 pm EDT.

Ensysce CEO Dr. Lynn Kirkpatrick and CFO Dave Humphrey will present alongside other members of the Company’s executive management team. There will be a 30-minute question and answer session following the Company’s presentation.

Registration for the event can be found here. Interested parties may submit questions in advance of the event by emailing Ensysce@gatewayir.com. A recording of the event as well as the accompanying presentation will be provided on the Company’s website following the conclusion of the event.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of federal securities laws. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication. Such factors can be found in Ensysce’s most recent annual report on Form 10-K, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov, and also in the Form S-4 and Ensysce’s definitive proxy statement/prospectus filed on June 16, 2021. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and Ensysce undertakes no obligation to update or revise the forward looking statements, whether as a result of new information, changes in expectations, future events or otherwise.

About Ensysce Biosciences:

Ensysce Biosciences, San Diego, CA is a clinical-stage biotech company using its proprietary technology platforms to develop safer prescription drugs. Leveraging its Trypsin Activated Abuse Protection (TAAP™) and Multi-Pill Abuse Resistance (MPAR™) platforms, the Company is developing a new class of powerful, tamper-proof opioids that prevent both drug abuse and overdoses. Ensysce’s products are anticipated to provide safer options to treat severe pain and assist in preventing deaths caused by opioid abuse, reducing the human and economic cost. The platforms are covered by an extensive worldwide intellectual property portfolio for a wide array of prescription drug compositions. For more information, please visit www.ensysce.com.

Investor Relations Contact:

Gateway Investor Relations

Matt Glover, Alex Thompson

(949) 574-3860

Ensysce@gatewayir.com